Exhibit 1.1

Dated 21 July 2006

PEPSICO, INC.

as Issuer

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

BANC OF AMERICA SECURITIES LIMITED

CITIGROUP GLOBAL MARKETS LIMITED

HSBC BANK PLC

J.P. MORGAN SECURITIES LTD.

MERRILL LYNCH INTERNATIONAL

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

UBS LIMITED

as Dealers

PROGRAMME AGREEMENT (as amended and restated) in respect of a U.S.$2,500,000,000 EURO MEDIUM TERM NOTE PROGRAMME

THIS AGREEMENT is made on 21 July 2006

BETWEEN:

(1)	PEPSICO, INC. whose registered office is at 700 Anderson Hill Road, Purchase, New York, USA, 10577 (the Issuer);

(2)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. of Vía de los Poblados, s/n, 28033 Madrid (BBVA);

(3)	BANC OF AMERICA SECURITIES LIMITED of 5 Canada Square, London E14 5AQ (Banc of America);

(4)	CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (Citigroup);

(5)	HSBC BANK PLC of 8 Canada Square, London E13 5HQ (HSBC);

(6)	J.P. MORGAN SECURITIES LTD. of 125 London Wall, London, EC2Y 5AJ (JPMorgan);

(7)	MERRILL LYNCH INTERNATIONAL of Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ (Merrill Lynch);

(8)	MORGAN STANLEY & CO. INTERNATIONAL LIMITED of 25 Cabot Square, Canary Wharf, London E14 4QA (Morgan Stanley); and

(9)	UBS LIMITED of 1 Finsbury Avenue, London EC2M 2PP (UBS).

IT IS HEREBY AGREED as follows:

WHEREAS:

(A)      The Issuer and the Dealers entered into a Programme Agreement dated 9 April 1997 as amended by Supplemental Agreements dated 9 July 1999, 29 June 2000, 11 September 2001, 11 September 2002 and 17 September 2003 (the Programme Agreement) in respect of a U.S.$2,500,000,000 Euro Medium Term Note Programme of the Issuer;

(B)      The parties hereto have agreed to make certain modifications to the Programme Agreement;

(C)      This Agreement amends and restates the Programme Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to this Agreement. This does not affect any Notes issued under the Issuer’s Euro Medium Term Note Programme prior to the date of this Agreement; and

(D)      Bear, Stearns International Limited and Lehman Brothers International (Europe) have resigned as Dealers under the Programme.

1.	DEFINITIONS AND INTERPRETATION

1.1      All terms with initial capitals used herein, other than those defined in section 1.2 below, shall have the meanings given to them in the Agency Agreement dated 21 July 2006 or in the Terms and Conditions of the Notes.

1.2      For the purposes of this Agreement, except where the context requires otherwise:

Agency Agreement means the agreement of even date herewith as amended, supplemented or restated from time to time between the Issuer, the Agent and the other paying agents referred to therein under which the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

Agent means JPMorgan Chase Bank, N.A. as Agent under the Agency Agreement and any successor agent appointed by the Issuer in accordance with the Agency Agreement;

Agreement Date means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in Clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties;

Arranger means Morgan Stanley and any company appointed to the position of arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the Arranger shall be references to the relevant Arranger;

Clearstream, Luxembourg means Clearstream Banking, société anonyme;

Confirmation Letter means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Appendix C hereto; and

(b)

in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Appendix C hereto;

Dealer means each of BBVA, Banc of America, Citigroup, HSBC, JPMorgan, Merrill Lynch, Morgan Stanley and UBS and any New Dealer and excludes any entity whose appointment has been terminated pursuant to Clause 10 and notice of termination of whose appointment has been given to the Agent by the Issuer, and references in this Agreement to the relevant Dealer shall, in relation to any Note, be references to the

Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

Dealer Accession Letter means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

(b)

in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Appendix C hereto;

Deed of Covenant means the deed poll dated 21 July 2006, substantially in the form set out in Schedule 4 to the Agency Agreement, executed as a deed by the Issuer in favour of certain accountholders with Euroclear and Clearstream, Luxembourg and any other agreed clearing system;

Euroclear means Euroclear S.A./N.V., as operator of the Euroclear System;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;

Final Terms means the final terms issued in relation to each Tranche of Notes (substantially in the form of Annexe C to the Procedures Memorandum) and giving details of that Tranche and, in relation to any particular Tranche of Notes, applicable Final Terms means the Final Terms applicable to that Tranche;

FSMA means the United Kingdom Financial Services and Markets Act 2000;

Group means the Issuer and its consolidated subsidiaries taken as a whole;

Initial Documentation List means the list of documents set out in Appendix A to this Agreement;

Lead Manager means in relation to any Tranche of Notes the person defined as Manager in any applicable Subscription Agreement or when only one Dealer signs such Subscription Agreement, such Dealer;

Listing Agent means, in relation to Notes which are, or are to be, listed on a Stock Exchange other than the London Stock Exchange, such listing agent as the Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange;

London Stock Exchange means the Gilt Edged and Fixed Interest Market of the London Stock Exchange plc or such other body to which its functions have been transferred;

New Dealer means any entity appointed as an additional Dealer for the duration of the Programme or for a particular Tranche of Notes, whether pursuant to Clause 11 or pursuant to a Subscription Agreement;

NGN means a global Note which is intended to be eligible collateral for Eurosystem monetary policy and intra-day credit operations and where the applicable Final Terms specify the Notes are in NGN form;

Note means a note issued or to be issued by the Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form;

NYSE means the New York Stock Exchange, Inc.;

Official List means the Official List of the UKLA;

Procedures Memorandum means the Operating and Administrative Procedures Memorandum as amended or varied from time to time (in respect of any Tranche) by agreement between the Issuer and the relevant Dealer with the approval in writing of the Agent;

Programme means the Euro Medium Term Note Programme contemplated by this Agreement;

Prospectus means the Prospectus prepared in connection with the Programme and constituting a base prospectus for the purposes of Article 5.4 of the Prospectus Directive as revised, supplemented or amended from time to time by the Issuer in accordance with subclause 3.4 including any documents which are from time to time incorporated in the Prospectus by reference, except that:

(a)	in relation to each Tranche of Notes only the applicable Final Terms shall be deemed to be included in the Prospectus; and

(b)

for the purpose of subclause 4.2 in respect of the Agreement Date and the Issue Date, the Prospectus means the Prospectus as at the Agreement Date, but without prejudice to (a) above not including any subsequent revision, supplement or amendment to it or incorporation of information in it;

Prospectus Directive means Directive 2003/71/EC;

Prospectus Regulation means Commission Regulation (EC) No 809/2004 implementing the Prospectus Directive;

Prospectus Rules means, in the case of Notes which are to be listed on the London Stock Exchange, the prospectus rules made under the FSMA;

Relevant Party means each Dealer, each of its representatives, directors, officers, employees and each of its affiliates and agents and each person who controls such Dealer (within the meaning of section 15 of the Securities Act and section 20 of the Exchange Act);

Securities Act means the United States Securities Act of 1933, as amended;

Securities Commission means the United States Securities and Exchange Commission or any successor thereto;

Stock Exchange means the London Stock Exchange, or any other or further stock exchange(s) within the European Economic Area on which any Notes may from time to time be listed or admitted to trading, and references in this Agreement to the relevant Stock Exchange(s) shall, in relation to any Notes, be references to the Stock Exchange(s) on which such Notes are from time to time, or are intended to be, listed or admitted to trading;

Subscription Agreement means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or such other form as may be agreed between the Issuer and the Lead Manager which agreement shall be supplemental to this Agreement; and

UKLA means the United Kingdom Financial Services Authority in its capacity as competent authority under the FSMA.

1.3      Terms and expressions defined in the Agency Agreement, the Conditions and/or the Final Terms applicable to any Notes and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.4      In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

1.5      All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

1.6      All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, the Deed of Covenant, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by any Subscription Agreement.

1.7      Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also; and words denoting persons only shall include firms and corporations and vice versa.

1.8      All references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer and the Agent.

1.9      In the case of NGNs, such additional or alternative clearing system must also be authorised to hold such Notes as eligible collateral for Eurosystem monetary policy and intra-day credit operations.

1.10      References in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

2.	AGREEMENTS TO ISSUE AND PURCHASE NOTES

2.1      Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

2.2       On each occasion upon which the Issuer and any Dealer agree on the terms of the issue and purchase of one or more Notes by such Dealer:

(a)

the Issuer shall cause such Notes (which shall be initially represented by a Temporary Global Note unless otherwise specified in the applicable Final Terms) to be issued and delivered: if the Notes are not NGNs, to a common depositary or, if the Notes are NGNs, to a common safekeeper, in each case for Euroclear and Clearstream, Luxembourg so that the securities account(s) with Euroclear and/or with Clearstream, Luxembourg (as specified by such Dealer) is/are credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

(b)

the relevant Dealer shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the relevant account of the Agent for payment by the Agent to the Issuer, or (in the case of syndicated issues) the Issuer with Euroclear and/or Clearstream, Luxembourg so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

2.3      Unless otherwise agreed between the Issuer and the relevant Dealers, where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes pursuant to this Clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

2.4      Where the Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, the Issuer shall enter into a Subscription Agreement with such Dealers. The Issuer may also enter into a Subscription Agreement with one Dealer only.

2.5       The procedures which the parties intend should apply for the purposes of issues not to be subscribed pursuant to a Subscription Agreement are set out in Part 1 of the Procedures Memorandum, as varied from time to time by agreement between the Issuer, the relevant Dealer and the Agent. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Part 2 of the Procedures Memorandum, as varied from time to time by agreement between the Issuer, the relevant Lead Manager and the Agent.

2.6       Each issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply (including on the date hereof, without limitation, Yen and Sterling) will only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time. Without prejudice to the generality of the foregoing:

(a)

Notes denominated in Yen or in respect of which amounts are payable in Yen will only be issued in compliance with applicable Japanese laws, regulations, guidelines and policies. The Issuer or the relevant Dealer(s)/Lead Manager on behalf of the Issuer will in relation to any issue of Notes denominated in Yen with a nominal amount equal to or greater than ¥10,000,000,000 report to the Ministry of Finance of Japan details of that issue of Notes in the form from time to time required by the Ministry of Finance of Japan prior to the pre-closing of the issue or, if earlier, prior to public announcement, if any, of the issue. The Issuer or its designated agent shall submit such reports or information as may be required from time to time by applicable laws, regulations and guidelines promulgated by Japanese authorities in the case of the issue and purchase of such Notes.

(b)

In relation to each issue of Notes denominated in Sterling, the Issuer will comply with all applicable laws and regulations (as amended from time to time) of United Kingdom authorities and relevant in the context of the issue of such Notes.

The restrictions set out in Clauses (a) to (b) above in relation to the currencies mentioned in such Clauses shall only apply insofar as they are consistent with the relevant regulations of the appropriate regulatory bodies or necessary to comply with applicable laws, guidelines, regulations, restrictions or reporting requirements from time to time. On each occasion when any such regulatory body amends or introduces any relevant regulation, the restrictions above shall be deemed to be amended accordingly.

3.	CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

First issue

3.1      Before the Issuer reaches its first agreement, on or after the date of this Agreement, with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory (in its reasonable opinion) all of the documents and confirmations described in the Initial Documentation List. Any Dealer must notify the Arranger and the Issuer within seven business days of receipt of the documents and confirmations described in the Initial Documentation List if it considers any to be unsatisfactory in its reasonable opinion.

3.2      The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to Clause 2 are conditional upon:

(a)

there shall not have been (i) any material adverse change (or development involving a prospective material adverse change) in the business, properties, earnings, or financial condition of the Group, (ii) the occurrence of any event making untrue or incorrect to an extent which is material in the context of the issue and offering of the Notes any of the warranties contained in Clause 4, or

(iii) any suspension or material limitation of trading in the Issuer’s capital stock by the Securities Commission or the NYSE (the events described in the foregoing sub-paragraphs (i) to (iii), the Issuer-Specific Events), the effect of any of which Issuer-Specific Events shall have made it impracticable, in the reasonable judgment of any such Dealer, to offer or sell such Notes on the issue terms agreed between the Issuer and such Dealer, such judgment to be based on relevant market conditions;

(b)

there being no outstanding material breach of any of the obligations of the Issuer under this Agreement, any of the Notes, the Agency Agreement or the Deed of Covenant which has not been waived by the Dealer on or prior to the proposed Issue Date;

(c)

subject to Clause 12, the aggregate nominal amount of the Notes to be issued, when added to the aggregate nominal amount of all Notes outstanding (as defined in the Agency Agreement) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding U.S.$2,500,000,000 or its equivalent in other currencies as determined pursuant to Clause 3.5;

(d)

in the case of Notes which are intended to be listed, the relevant Stock Exchange (and, in the case of Notes to be admitted to the Official List and admitted to trading on the London Stock Exchange, the UKLA) having agreed to list such Notes;

(e)

no meeting of the holders of any Notes of the Issuer having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and the Issuer not being unaware of any circumstances which are likely to lead to the convening of such a meeting;

(f)

there having been, between the Agreement Date and the Issue Date for such Notes (i) any suspension or material limitation of trading in securities generally on the NYSE or the London Stock Exchange, (ii) a declaration of a general moratorium on commercial banking activities in New York by either Federal or New York State authorities or in the principal financial centre of the Specified Currency or Currencies applicable to the Notes by the relevant regulatory authorities, or (iii) any outbreak or material escalation of hostilities or other national or international calamity or crisis (the events described in the foregoing clauses (i) to (iii), the Market Events), the effect of any of which Market Events shall have made it impracticable, in the reasonable judgment of the Dealer, to offer or sell such Notes, such judgment to be based on relevant market conditions, including, without limitation, the impact of such Market Event on debt securities having substantially similar characteristics as the Notes;

(g)

the forms of the Final Terms, any Temporary Global Note, the Permanent Global Note and the Definitive Notes in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the relevant Dealer and the Agent;

(h)	the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg;

(i)	any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made;

(j)

in the case of Notes which are intended to be listed on a European Economic Area Stock Exchange or offered to the public in a European Economic Area Member State in circumstances which require, or but for the fact that the denomination of the Notes is €50,000 (or its equivalent in any other currency) would require, the publication of a prospectus under the Prospectus Directive;

(i)	the denomination of the Notes being €50,000 (or its equivalent in any other currency) or more; and

(ii)

either (A) there being no significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus which is capable of affecting the assessment of the Notes which are intended to be listed or (B) if there is such a significant new factor, material mistake or inaccuracy, a supplement to the Prospectus having been published in accordance with the Prospectus Directive pursuant to Clause 5.3;

(k)

in the case of Notes which are intended to be listed on the London Stock Exchange the Prospectus having been approved as a base prospectus by the Financial Services Authority and having been published in accordance with the Prospectus Directive;

(l)

in the case of the Notes which are intended to be listed on a European Economic Area Stock Exchange (other than the London Stock Exchange) or offered to the public in a European Economic Area Member State (other than the United Kingdom) in circumstances which require the publication of a prospectus under the Prospectus Directive, the competent authority of each relevant European Economic Area Member State having been notified in accordance with the procedures set out in Articles 17 and 18 of the prospectus Directive and all requirements under those Articles having been satisfied and, if required pursuant to Article 19(4) of the Prospectus Directive, a summary having been drawn up;

(m)

if the applicable Final Terms indicate that the Notes are to be represented by Global Notes which are to be NGNs, the delivery of the programme effectuation authorisation in or substantially in the form set out in Appendix G of this Agreement; and

(n)

if the applicable Final Terms indicate that the Notes are to be represented by Global Notes which are to be NGNs, the execution of the Issuer-ICSDs agreement in or substantially in the form set out in Appendix H of this Agreement.

In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under Clause 2.

Waiver

3.3      Any Dealer, on behalf of itself only, may by notice in writing to the Issuer waive any of the conditions precedent contained in Clauses 3.1 and 3.2 (save for the condition precedent contained in Clause 3.2(c)) in so far as they relate to an issue of Notes to that Dealer.

Updating of legal opinions

3.4       (a)        If following the first anniversary of the date of this Agreement (and on each subsequent anniversary during the term of the Programme), the Programme has not been terminated by the Issuer pursuant to Clause 10 below, the Issuer will procure (at its own expense) that a further legal opinion or further legal opinions from legal advisers in the United States of America (which legal advisers may be employees of the Issuer) and/or England, as the case may be, in substantially the same form and content as those delivered according to the Initial Documentation List (any such opinion a Legal Opinion and collectively Legal Opinions), is or are delivered, at the expense of the Issuer, to the Dealers.

(b)

If the Issuer and one or more Dealers contemplate a new issuance of listed Notes, such Dealer(s) and the Issuer may agree that, as a condition precedent to the closing of such issue, the Issuer deliver a Legal Opinion or Legal Opinions (with appropriate modifications after taking into account any change in law referred to below), as the case may be, provided that such Legal Opinion or Legal Opinions will, in any event, only be provided if a change in law has occurred subsequent to the later of the date of (i) the first Legal Opinion delivered pursuant to this Agreement or (ii) the last delivery of a Legal Opinion or Legal Opinions pursuant to Clause 3.4(a) or this Clause 3.4(b), which change of law renders the conclusions of such Legal Opinion or Legal Opinions materially incorrect.

Determination of amounts outstanding

3.5	For the purposes of Clause 3.2(c):

(a)

the U.S. dollar equivalent of Notes denominated in a currency other than U.S. dollars shall be determined, at the discretion of the Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the U.S. dollar against the purchase of the relevant currency in the London foreign exchange market quoted by any leading bank selected by the Issuer on the relevant day of calculation;

(b)	the U.S. dollar equivalent of Dual Currency Notes, Indexed Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

(c)

the U.S. dollar equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the net proceeds received by the Issuer for the relevant issue.

4.	REPRESENTATIONS AND WARRANTIES

4.1      As at the date of this Agreement the Issuer hereby warrants to and agrees with the Dealers and each of them as follows:

(a)

that the Prospectus contains all information with regard to the Group and the Notes which is material in the context of the Programme and the issue and offering of Notes thereunder, that the information contained in the Prospectus with respect to the Group and the Notes is true and accurate in all material respects and is not materially misleading, that the opinions and intentions expressed therein with respect to the Group and the Notes are honestly held, that there are no other facts with respect to the Group or the Notes the omission of which would make the Prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading in any material respect and that the Issuer has made all reasonable enquiries to ascertain all facts and to ensure the accuracy of all statements material for the purposes aforesaid;

(b)

that the most recently publicly available audited consolidated annual financial statements of the Issuer and its consolidated subsidiaries were prepared in accordance with the requirements of law and with accounting principles generally accepted in the United States of America, consistently applied and they present fairly the financial condition of the Issuer or the consolidated financial condition of the Group, as the case may be, as at the date to which they were prepared (the relevant date) and of the results of the operations of the Issuer or the Group, as the case may be, for the financial year ended on the relevant date and that there has been no material adverse change or any development involving a prospective material adverse change in the condition or general affairs, financial or otherwise, of the Issuer or the Group since the relevant date, except as disclosed in the Prospectus;

(c)	that the Issuer is a company duly incorporated and validly existing under the laws of the State of North Carolina, with full power to conduct its business as described in the Prospectus;

(d)

that the Prospectus contains all the information required by section 87A of the FSMA and otherwise complies with the Prospectus rules and also contains all the information required by English law and regulations and otherwise complies with such law and regulations to the extent applicable to the Programme and has been published as required by the Prospectus Directive;

(e)	that, to the knowledge of the Issuer, all consents, approvals, authorisations, orders and clearances of all regulatory authorities required by the Issuer for or in connection with the creation and offering of Notes under the Programme, the execution and issue of, and compliance by the Issuer with the terms of, Notes (including any Global Note), Receipts and Coupons issued by it under the Programme and the execution and delivery of, and compliance with the terms of, this Agreement, the Agency Agreement and the Deed of Covenant have been obtained and are in full force and effect;

(f)

that the execution and delivery of this Agreement, the Agency Agreement and the Deed of Covenant, the issue, offering and distribution of Notes and the performance of the terms of the Notes, this Agreement, the Agency Agreement and the Deed of Covenant do not and will not conflict with or result in a material breach of any existing provisions of any law or regulation and are not contrary to any of the terms or provisions of the Articles of Incorporation of the Issuer and will not result in any material breach of the terms of, or constitute a default under, any agreement or other instrument or restriction whether statutory, contractual or otherwise binding upon the Issuer or any of its subsidiaries that is material to the Group;

(g)

that the issue of Notes by the Issuer and the execution and delivery of this Agreement, the Agency Agreement and the Deed of Covenant by the Issuer has been duly authorised by the Issuer and, in the case of Notes, upon due execution, issue and delivery in accordance with the Agency Agreement, will constitute, and, in the case of this Agreement, the Agency Agreement and the Deed of Covenant constitute, legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms, except as such enforceability may be limited by the laws of bankruptcy, insolvency, reorganisation, fraudulent conveyance, moratorium, or similar laws relating to creditors’ rights generally, by any other federal laws of the United States or any state laws, by rights of acceleration, by general principles of equity, or by the discretion of any court before which any proceeding therefor may be brought;

(h)

that no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Note and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes) constitute such an Event of Default;

(i)

except as disclosed in the Prospectus, that neither the Issuer nor any other member of the Group is involved in nor are there any governmental, legal or arbitration proceedings involving any member of the Group, to the knowledge of the Issuer, pending or threatened which may have or have had in the 12 months preceding the date hereof a significant adverse effect on the Issuer’s and/or the Group’s financial position or profitability;

(j)

that neither the Issuer, nor any affiliate (as defined in Rule 405 under the Securities Act) of it, nor any person (other than the Dealers) acting on behalf of any of the foregoing persons has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes and each of the foregoing persons has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

(k)

that the Issuer is not required to register as an investment company (as defined in the United States Investment Company Act of 1940, as amended (the Investment Company Act)) under the Investment Company Act; and

(l)

that in relation to each Tranche of Notes for which a Dealer is named as a stabilising manager in the applicable Final Terms, it has not issued and will not issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued.

4.2      With regard to each issue of Notes, the Issuer shall be deemed to repeat the warranties and agreements contained in Clause 4.1 as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such warranties and agreements) and as at the Issue Date of such Notes.

4.3      The warranties and agreements contained in this Clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.	UNDERTAKINGS OF THE ISSUER

Notification of material developments

5.1      The Issuer shall promptly after becoming aware of the occurrence thereof notify each Dealer of any Event of Default or any condition, event or act which, with the giving of notice and/or the lapse of time (after an issue of Notes) would constitute an Event of Default or any breach of the representations and warranties or undertakings contained in this Agreement, the Agency Agreement or the Deed of Covenant or any of them.

5.2      If, following the time of an agreement under Clause 2 and before the issue of the relevant Notes, the Issuer becomes aware that the conditions specified in Clause 3.2 will not be satisfied in relation to that issue, the Issuer shall forthwith notify the relevant Dealer to this effect giving full details thereof. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under Clause 2. Without prejudice to the generality of the foregoing, the Issuer shall from time to time promptly furnish to each Dealer copies of all periodic reports filed by the Issuer pursuant to the Exchange Act.

Updating of Prospectus

5.3      (a)        On or before each anniversary of the date of this Agreement, the Issuer shall update or amend the Prospectus (following consultation with the Arranger who will consult with the Dealers) by the publication of a new Prospectus or a supplement to the Prospectus, in each case in a form satisfactory to the Dealers.

(b)

In the event of a significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus which is capable of affecting the assessment of the Notes arising or being noted, the Issuer shall notify the Dealers of such event and update or amend the Prospectus by the publication (in accordance with the Prospectus Directive) of a supplement to it or a new prospectus.

(c)

Notwithstanding paragraph (b), in relation to each tranche of Notes, the Issuer undertakes that in the period from and including the Agreement Date to and including the issue date of such Notes, in each case for such tranche, it will only prepare and publish a supplement to the Prospectus if required, or it has reasonable grounds to believe that it is required, to do so to comply with section 87G of the FSMA and, in such circumstances, the supplement shall, solely as between the relevant Issuer and the relevant Dealer and solely for the purposes of section 87Q(4) of the FSMA and Clause 5.1 of this Agreement, be deemed to have been prepared and published so as to comply with section 87G of the FSMA.

Listing

5.4      The Issuer confirms that it has made or caused to be made an application (at the expense of the Issuer) for Notes issued under the Programme to be admitted to the Official List of the UKLA and admitted to trading on the London Stock Exchange or on such other Stock Exchange in the European Economic Area as the Issuer and the Dealers may agree, and (2) will use all reasonable endeavours to obtain and maintain such listing. Upon agreement to issue Notes which are to be listed being reached under Clause 2 above the Issuer will use all reasonable endeavours to obtain and, whilst any such Notes are outstanding, maintain such listing.

5.5      If, in relation to any issue of Notes, it is agreed between the Issuer and the relevant Dealer(s) to list such Notes on another Stock Exchange, the Issuer will use all best endeavours to obtain and maintain the listing of such Notes on such Stock Exchange.

5.6      The Issuer shall comply with any undertakings given by it from time to time to the relevant Stock Exchange in connection with any Notes listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange all such information as the relevant Stock Exchange may require in connection with the listing on such Stock Exchange of any Notes. For the avoidance of doubt, where the Issuer has obtained the listing of Notes on a regulated market in the European Economic Area, the undertaking extends to maintaining that listing or, if this is not possible, to obtaining listing of the relevant Notes on another European Economic Area regulated market.

5.7      If any Notes cease to be listed on the relevant Stock Exchange, the Issuer shall use its best endeavours promptly to list such Notes on a stock exchange to be agreed between the Issuer and the relevant Dealer (which, in any event, shall be any Designated Offshore Securities Market described in paragraph (a)(1) of Rule 902 under Regulation S made pursuant to the Securities Act).

Agency Agreement and Deed of Covenant

5.8      The Issuer undertakes that it will not without prior notification to the Dealers, terminate the Agency Agreement or the Deed of Covenant or effect or permit to become effective any amendment to any such agreement or deed which, in the case of an amendment, would materially and adversely affect the interests of any holder of Notes issued before the date of such amendment, and the Issuer will promptly notify each of the Dealers of any termination of, or amendment to, the Agency Agreement or the Deed of Covenant and of any change in the Agent or paying agent(s) under the Agency Agreement.

Lawful compliance

5.9      The Issuer will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that it may lawfully comply with its obligations under any Notes, this Agreement, the Agency Agreement and the Deed of Covenant and, further, so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes.

Authorised representative

5.10    The Issuer will notify the Dealers promptly in writing if any of the persons named in the list referred to in paragraph 3 of the Initial Documentation List ceases to be authorised to take action on behalf of the Issuer or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

Auditors’ comfort letters

5.11	The Issuer will:

(a)	at the time of the preparation of the Prospectus;

(b)

subject as provided below, upon each occasion when the Prospectus is amended, updated, revised or supplemented (insofar as such amendment, up-dating, revision or supplement concerns or contains financial information about the Issuer and the Group); and

(c)	at other times whenever so requested by the Dealers or any of them (on the basis of reasonable grounds),

deliver, at the expense of the Issuer, to the Dealers a comfort letter or comfort letters from the independent registered public accounting firm of the Issuer, in such form and with such content as the Dealers (or any of them) may reasonably request, provided that no such comfort letter or comfort letters will be delivered under subparagraph (b) above if the only material amendment, update, revision or supplement concerned is the publication or issue of any annual or interim financial statements of the Issuer and the Group (save where such revision, supplement or amendment occurs in accordance with Clause 5.3).

No other issues

5.12    During the period commencing on an Agreement Date in respect of any listed Notes and ending on the Issue Date with respect to those Notes, the Issuer will not, without the prior consent of the relevant Dealer(s), issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued under the Programme to the same Dealer(s)) where such notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date, provided, that the foregoing restriction shall not apply to issuances or agreements to issue notes, bonds or other debt securities of the Issuer, issued or to be issued under any U.S. shelf registration programme of the Issuer under any Japanese shelf registration of the Issuer, or under any commercial paper programme.

Information on Noteholders’ meetings

5.13    The Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) and which is despatched at the instigation of the Issuer and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them) has been convened by holders of such Notes.

Rating

5.14    The Issuer undertakes promptly to notify the Dealers of any change in the rating given by Moody’s Investors Service, Standard & Poor’s Ratings Services and/or such other rating agency as notified to the Dealers for any of its debt or upon it becoming aware that such rating is listed on ‘Creditwatch’ or other similar publication of formal review by the relevant rating agency.

Offers to the public in France

5.15    The Issuer undertakes that it will not offer any Notes, directly or indirectly, to the public in France.

Commercial paper

5.16    In respect of any Tranche of Notes which has a maturity of less than one year, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of section 19 of the FSMA):

(a)	each relevant Dealer represents, warrants and agrees in the terms set out in Clause 2(c) of Appendix B; and

(b)

the redemption value of each such Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

6.	INDEMNITY

6.1      The Issuer undertakes with each Dealer that if that Dealer or any Relevant Party relating to the Dealer incurs any losses, claims, damages, liabilities, costs or expenses (including without limitation, legal fees, costs and expenses) (a Loss) arising out of in connection with, or based upon, or caused by:

(a)

any untrue statement or allegedly untrue statement of a material fact contained in the Prospectus or any document incorporated herein by reference, or arise out of, are based upon or are caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(b)	any actual or alleged breach of the representations and warranties and/or undertakings contained in, or made or deemed to be made pursuant to, this Agreement by the Issuer,

the Issuer shall pay to the Dealer on demand an amount equal to such Loss, save to the extent that the Loss arises out of or in connection with a violation by such Dealer of the provisions of Clause 8 hereof (except to the extent that such violation occurs as a direct result of a violation by the Issuer of its obligations under Clause 5.2 hereof). This undertaking to make payment will be in addition to any liability which the Issuer may otherwise have under this Agreement. No Dealer shall have any duty or obligation, whether as fiduciary or trustee, for any Relevant Party or otherwise, to recover any such payment or to account to any person for any amounts paid to it under this Clause 6.1.

6.2      In case any claims, actions, proceedings, (including any governmental investigation) shall be instituted involving any Relevant Party in respect of which payment may be sought pursuant to Clause 6.1, the relevant Dealer will promptly notify the Issuer in writing and the Issuer, upon request of such Dealer will retain counsel reasonably satisfactory to such Dealer to represent the Relevant Party and any others the Issuer may designate in such proceedings and will pay the reasonable fees and disbursements of such counsel related to such proceedings. In any such proceedings, any Relevant Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be borne by the Relevant Party unless:

(a)	the Issuer and such Dealer shall have mutually agreed to the retention of such counsel; or

(b)

the named parties to any such claims, actions, proceedings (including any impleaded parties) include both the Issuer and the Relevant Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

6.3      It is understood that the Issuer will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm for all such Relevant Party and that all such reasonable fees and expenses will be reimbursed as they are incurred.

6.4      The Issuer will not be liable for any settlement of any proceedings effected without its written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if such consent is unreasonably withheld or delayed, or if there shall be a final judgment for the plaintiff, the Issuer agrees to pay the Dealer an amount equal to any Loss by reason of such settlement or judgment.

6.5      The immediately preceding sentence notwithstanding, if at any time a Dealer shall have requested the Issuer for reasonable fees and expenses of counsel as contemplated by the first sentence of Clause 6.1, the Issuer agrees that it will be liable for any settlement of any proceeding effected without its written consent if:

(a)	such settlement is entered into more than 30 days after receipt by the Issuer of the aforesaid request; and

(b)	the Issuer shall not have reimbursed the Dealer in accordance with such request prior to the date of such settlement.

6.6      The Issuer shall not, without the prior written consent of the relevant Dealer (such consent not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which any Relevant Party is or could have been a party and payment could have been sought hereunder by such Dealer, unless such settlement includes an unconditional release of such Relevant Party from all liability on claims that are the subject matter of such proceedings.

6.7      Any provision of Clause 6.2 to the contrary notwithstanding, no failure by a Relevant Party to notify the Issuer as required hereunder will relieve the Issuer from any liability it may have had to a Relevant Party otherwise than under this Clause.

6.8      The remedies provided for in this Clause are not exclusive and will not limit any rights or remedies that may otherwise be available to a Relevant Party at law or in equity.

6.9      A Relevant Party who is not a party to this Agreement (a Third Party) may enforce the terms of this Clause subject to and in accordance with this Clause and

Clause 18 and any other relevant term of this Agreement and the provision of the Contracts (Rights of Third Parties) Act 1999.

6.10    As conditions precedent to bringing any proceedings to enforce the terms of this Clause, a Third Party which is (or was at the relevant time) a representative, director, officer, employee, affiliate, agent or person who controls a Dealer must:

(a)	obtain a written consent of such Dealer; and

(b)	give written notice to the Issuer in accordance with Clause 14 agreeing to be bound by Clause 18.

A Third Party which has given notice to the Issuer agreeing to be bound by Clause 18 shall be deemed to be included in the category of persons for whose benefit the Issuer has agreed to submit to the jurisdiction of the courts specified therein.

6.11    The parties to this Agreement do not require the consent of any person not a party to this Agreement to rescind or vary this Agreement at any time.

7.	AUTHORITY TO DISTRIBUTE DOCUMENTS

Subject to Clause 8 below, the Issuer hereby authorises each of the Dealers on behalf of the Issuer to provide copies of and make statements consistent with the contents of the Prospectus and such additional information as the Issuer shall provide to the Dealers or approve for the Dealers to use in connection with the Programme or such other information as is in the public domain to actual and potential purchasers of Notes.

8.	DEALERS’ UNDERTAKINGS

8.1      Each Dealer agrees to comply with the restrictions and agreements set out in Appendix B hereto unless otherwise agreed with the Issuer. Each Dealer’s obligations under this Clause are several.

8.2      Each Dealer severally undertakes with the Issuer that if the Issuer, its directors, officers, employees and agents and each person who controls the Issuer (within the meaning of section 15 of the Securities Act) incurs any Loss arising out of, or based upon, or caused by any breach by such Dealer of any of its obligations or agreements contained in Clause 8.1, such Dealer shall pay to the Issuer on demand an amount equal to such Loss, save to the extent that the Loss arises out of or in connection with a violation by the Issuer of the provisions of Clause 5.2; provided that no Dealer shall be liable for any Loss arising from the sale of Notes to any person believed in good faith by such Dealer, on reasonable grounds after making all reasonable investigations, to be a person to whom Notes could lawfully be sold in compliance with the provisions of Appendix B hereto. This undertaking to make payment will be in addition to any liability which any Dealer may otherwise have under this Agreement. The provisions of Clause 6.2 shall apply, mutatis mutandis, to any claim for payment made pursuant to this Clause.

8.3      The remedies provided for in this Clause are not exclusive and will not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

9.	FEES, EXPENSES AND STAMP DUTIES

9.1	The Issuer undertakes that it will:

(a)

pay to each Dealer all commissions agreed between the Issuer and such Dealer in connection with the sale of any Notes to that Dealer (and any value added or similar tax thereon) or, in the absence of such agreement, the commissions as set out in Appendix F hereto; and

(b)	pay (together with any value added tax or similar tax thereon):

(i)	the fees and expenses of its legal advisers and auditors; and

(ii)	the cost of listing and maintaining the listing of any Notes to be issued under the Programme which are to be listed on a Stock Exchange.

9.2	The Issuer also undertakes that it will:

(a)	pay (together with any value added tax or similar tax thereon):

(i)	the fees and expenses of the Agent and any paying agents;

(ii)

all reasonable expenses in connection with the issue, authentication, packaging and initial delivery of Notes and the preparation of Global Notes, this Agreement, the Agency Agreement, the Deed of Covenant and the preparation and printing of Notes, the Prospectus and any amendments or supplements thereto (including the updating of any legal opinions issued pursuant to Clause 3.4 and of any auditors’ comfort letters issued pursuant to Clause 5.11);

(iii)	the cost of any publicity agreed by the Issuer in connection with an issue of Notes; and

(iv)	the cost of obtaining credit ratings for the Programme;

(b)

pay to Morgan Stanley the reasonable fees and disbursements of Morgan Stanley and of legal advisers appointed by Morgan Stanley to represent the Dealers (including any value added tax or similar tax thereon) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Agency Agreement, the Deed of Covenant and any documents referred to in any of them and any other documents required in connection with the creation of the Programme;

(c)

pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, any communication pursuant hereto, the Agency Agreement, the Deed of Covenant or any Note and indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax; and

(d)	reimburse each Dealer for its costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement.

9.3      Each Dealer represents that it will reimburse the Issuer for its costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement against such Dealer.

10.	TERMINATION OF APPOINTMENT OF DEALERS

The Issuer or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days’ written notice to the other parties hereto. The Issuer may terminate the appointment of a Dealer or Dealers by giving not less than 30 days’ written notice to such Dealer or Dealers (with a copy promptly thereafter to all the other Dealers and the Agent). Termination (including assignment or transfer in accordance with Clause 15.2) shall not affect any rights or obligations (including but not limited to those arising under Clauses 6, 8 and/or 9) which have accrued at the time of termination (including assignment or transfer in accordance with Clause 15.2) or which accrue to any act or omission or alleged act or omission which occurred prior to such time.

11.	APPOINTMENT OF NEW DEALERS

11.1    Nothing in this Agreement shall prevent the Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to the issue of a particular Tranche of Notes, the Issuer appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:

(a)	any New Dealer shall have first delivered a Dealer Accession Letter substantially in the respective forms set out in Part I or III to the Issuer (as appropriate) of Appendix C hereto; and

(b)	the Issuer shall have delivered to such New Dealer a Confirmation Letter substantially in the respective forms set out in Part II or Part IV (as appropriate) of Appendix C hereto,

whereupon such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter and the relevant Confirmation Letter, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the issue of the Temporary Global Note in respect of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Temporary Global Note and the Notes represented thereby.

11.2    The Issuer shall promptly notify the other Dealers of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. No such notice shall be required to be given in the case of an appointment of a New Dealer for a particular issue of Notes. Notice shall be given promptly in all cases by the Issuer to the Agent.

12.	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

12.1    From time to time the Issuer may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuer may give notification of such an increase (subject as set out in Clause 12.2) by delivering to the Dealers the letter set out in Appendix D hereto. Upon such notice being given to the Dealers, all references in this Agreement, the Agency Agreement or any other agreement or deed in relation to the Programme to a Euro Medium Term Note Programme of a certain nominal amount, shall be and shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

12.2    Notwithstanding Clause 12.1, the right of the Issuer to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received all the documents and confirmations described in the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer and the Arranger), the production of a supplementary Prospectus by the Issuer and any further or other documents required by the relevant Stock Exchange(s) for the purpose of listing the Notes to be issued under the Programme on the relevant Stock Exchange(s). The Arranger shall circulate to the Dealers all the documents and confirmations described in the Initial Documentation List.

12.3    The Issuer shall give notice to the Agent of any increase in the aggregate nominal amount of the Programme.

13.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

14.	COMMUNICATIONS

14.1    All communications shall be by telex, fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the telex number, fax number or address or telephone number and, in the case of a communication by telex, fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person(s) or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, telex number, fax number of and person(s) or department so specified by, each party are set out on the signature pages hereof.

14.2    A communication shall be deemed received (if by telex) when a confirmed answerback is received at the end of the transmission, (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. Every communication shall be irrevocable save in respect of any manifest error therein.

15.	BENEFIT OF AGREEMENT

15.1    This Agreement shall be binding upon and shall inure for the benefit of the Issuer and each Dealer and their respective successors and permitted assigns.

15.2    The Dealers may only assign or transfer their rights or obligations under this Agreement with the prior written consent of the Issuer except for an assignment of all of a Dealer’s rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to all or substantially all of such Dealer’s assets and business and that assumes such obligations by contract, operation of law or otherwise. If the Dealers assign their rights or transfer their obligations as provided in this Clause, the relevant assignee or transferee shall be treated as if it were a party to this Agreement with effect from the date on which such assignment or transfer takes effect; provided that any transfer shall only become effective when the Issuer has received an undertaking from the transferee to be bound by this Agreement and to perform the obligations transferred to it. Such assignment or transfer shall not affect any rights or obligations (including but not limited to, those arising under Clauses 6, 8 and 9) which have accrued at the time of assignment or transfer or which accrue thereafter to the Dealers who have assigned or transferred in relation to any act or omission or alleged act or omission which occurred prior to such assignment or transfer.

16.	CURRENCY INDEMNITY

16.1    If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or in the liquidation, insolvency or analogous process of the Issuer or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the other currency) other than that in which the relevant payment is expressed to be due (the required currency) under this Agreement, then, to the extent that the payment (when converted into the required currency at the rate of exchange on the date of payment or, if it is not practicable for the relevant Dealer to purchase the required currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the relevant Dealer falls short of the amount due under the terms of this Agreement, the Issuer undertakes that it shall, as a separate and independent obligation, indemnify and hold harmless each Dealer against the amount of such shortfall. For the purpose of this clause rate of exchange means the rate at which the relevant Dealer is able on the relevant date to purchase the required currency with the other currency and shall take into account any premium and other costs of exchange.

17.	STABILISATION

17.1    In connection with the issue of any Tranche of Notes, the Dealer or Dealers (if any) named as the stabilising manager(s) (or persons acting on behalf of any stabilising manager(s)) in the applicable Final Terms may over-allot Notes (provided that, in the case of any Tranche of Notes to be admitted to trading on the London Stock Exchange/listed on the Luxembourg Stock Exchange, the aggregate principal amount of Notes allotted does not exceed 105 per cent. of the aggregate principal amount of the relevant Tranche) or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilising manager(s) (or persons acting on behalf of a stabilising manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes.

17.2    The Issuer confirms that it has been informed of the existence of the informational guidance published by the United Kingdom Financial Services Authority in relation to stabilisation.

18.	GOVERNING LAW AND JURISDICTION

18.1    This Agreement and every agreement for the issue and purchase of Notes as referred to in Clause 2 shall be governed by, and construed in accordance with, the laws of England.

18.2    The Issuer hereby irrevocably agrees for the exclusive benefit of the Dealers that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together referred to as Proceedings) arising out of or in connection with this Agreement may be brought in such courts. The Issuer hereby irrevocably waives any objection which it may have to the laying of the venue of any Proceedings in any such courts and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing contained herein shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. The Issuer hereby appoints PepsiCo International Limited at its registered office for the time being at the date hereof 3 Kew Road, Richmond, Surrey, TW9 2QL, England (Attention: Division Counsel) as its agent for service of process and agrees that, in the event of PepsiCo International Limited ceasing so to act or ceasing to be registered in England, it will appoint another person as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve process in any other manner permitted by law. The Issuer hereby irrevocably and unconditionally waives with respect to this Agreement any right to claim immunity from jurisdiction or execution and any similar defence and irrevocably and unconditionally consents to the giving of any relief or the issue of any process, including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as provided in Clause 6, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

APPENDIX A

INITIAL DOCUMENTATION LIST

1.        A certified copy of the Restated Articles of Incorporation of the Issuer.

2.        A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer:

(a)	to approve this Agreement, the Agency Agreement, the Deed of Covenant, the creation of the Programme and the issue of Notes under the Programme;

(b)

to authorise appropriate persons to execute each of this Agreement, the Agency Agreement, the Deed of Covenant and Notes issued under the Programme and to take any other action in connection therewith; and

(c)	to authorise appropriate persons to enter into agreements with any Dealer on its behalf to issue Notes in accordance with Clause 2 of this Agreement.

3.        A certified list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer in accordance with paragraph 2(c) above.

4.        Certified copies of any other governmental or other consents (including, but not limited to, confirmation that the Bank of England has been notified of the establishment of the Programme) required for the Issuer to issue Notes under the Programme, to execute and deliver this Agreement, the Agency Agreement and the Deed of Covenant and to fulfil its obligations under this Agreement the Agency Agreement, the Notes and the Deed of Covenant.

5.        Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes under the Programme), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Agent.

6.        Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as the Dealers may reasonably require, from:

(a)	In-house counsel of the Issuer, as to U.S. federal law (substantially in the form set out in Appendix H);

(b)	In-house tax counsel of the Issuer, as to certain United States tax laws (substantially in the form set out in Appendix I);

(c)	Freshfields Bruckhaus Deringer, legal advisers to the Dealers, as to English law (substantially in the form set out in Appendix J);

(d)	Womble Carlyle Sandridge & Rice, PLLC, legal advisers to the Issuer, as to North Carolina law (substantially in the form set out in Appendix K); and

(e)	Davis Polk & Wardwell, legal advisers to the Issuer, as to New York law and U.S. federal law (substantially in the form set out in Appendix L).

7.        A conformed copy of each of this Agreement, the Agency Agreement and the Deed of Covenant and confirmation that executed copies of such documents have been delivered, in the case of the Agency Agreement, to the Agent and the paying agents appointed thereunder and, in the case of the Deed of Covenant, to a common depositary for Euroclear and Clearstream, Luxembourg.

8.        A printed final version of the Prospectus.

9.        Confirmation from Morgan Stanley that the UKLA will list Notes to be issued under the Programme and that the London Stock Exchange will admit such Notes to trading.

10.      A comfort letter from the independent registered public accounting firm of the Issuer, in such form and with such content as the Dealers may reasonably request.

11.      Confirmation of rating of Notes issued under the Programme by Standard & Poor’s Ratings Services and Moody’s Investors Service.

12.      Letter from PepsiCo International Limited confirming its acceptance as agent for service of process of the Issuer.

13.      Effectuation Letter (where required).

14.      Issuer/ICSD Agreement (where required).

APPENDIX B

SELLING RESTRICTIONS

United States

1.1      The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has offered, sold and delivered any Notes, and will offer, sell and deliver any Notes (1) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and notified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer further represents and agrees that it, its affiliates and any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and notify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and notified by the Agent for the Securities to [name of Dealer(s)/Lead Manager], except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S under the Securities Act.”.

Terms used in this Clause 1.1 have the meanings given to them by Regulation S.

1.2	In addition (unless the applicable Final Terms specifies otherwise):

(a)

except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the D Rules), each Dealer (i) represents that it has not offered, sold or resold, and agrees that during the restricted period it will not offer, sell or resell, Notes to a person who is within the United States or its possessions or for the account or benefit of any United States person or to any person for whom such Dealer has an address within the United States or its possessions, and (ii) represents that it has not delivered, directly or indirectly, and agrees that it will not deliver, directly or indirectly, within the United States or its possessions definitive Notes in bearer form (which includes for this purpose any Permanent Global Note) that are sold during the restricted period;

(b)

each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware of the restrictions set forth in (a) above on the offer, sale, resale or delivery of the Notes;

(c)

if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions and agrees that if it retains Notes for its own account, it will only do so in accordance with the requirements of the D Rules; and

(d)

with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering, selling or delivering such Notes during the restricted period, such Dealer repeats and confirms the representations and agreements contained in Clauses 1.2(a), (b) and (c) on such affiliate’s behalf.

Terms used in this Clause 1.2 have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules. Whether or not an offer, sale or delivery is treated as made within the United States or its possessions or to a United States person will depend upon application of the D Rules.

1.3      Each issue of Indexed Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the Final Terms. Each relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

European Economic Area

2.        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Dealer represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

(a)

in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

3.	Each Dealer represents and agrees that:

(a)

in relation to any Notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Japan

4.        The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each Dealer agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

General

5.        Each Dealer agrees that it will comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any other Dealer shall have any responsibility therefor.

Neither the Issuer nor any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

With regard to each Tranche, the relevant Dealer(s) will be required to comply with such other additional restrictions as the Issuer and the relevant Dealer(s) shall agree and as shall be set out in the applicable Final Terms.

APPENDIX C

PART I

FORM OF DEALER ACCESSION LETTER - PROGRAMME

[Date]

To:    PepsiCo, Inc.

Dear Sirs

PepsiCo, Inc. (the Issuer)

Euro Medium Term Note Programme

We refer to the Amended and Restated Programme Agreement dated 21 July 2006 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuer and the Dealers party thereto (which agreement, as amended from time to time, is herein referred to as the Programme Agreement).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(a)	a copy of the Programme Agreement; and

(b)	a copy of current versions of all documents referred to in Appendix A of the Programme Agreement;

and have found them to our satisfaction or (in the case of documents referred to in (b) above) have waived such production.

For the purposes of the Programme Agreement our notice details are as follows:

(insert name, address, telephone, facsimile, telex (+ answerback) and attention).

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

By:

cc:      JPMorgan Chase Bank, N.A. (Agent)

Part II

Form of Confirmation Letter - Programme

[Date]

To:      [Name and address of New Dealer]

Dear Sirs,

PepsiCo, Inc.

Euro Medium Term Note Programme

We refer to the Amended and Restated Programme Agreement dated 21 July 2006 (such agreement, as amended from time to time, the Programme Agreement) entered into in respect of the above Euro Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [            ].

In accordance with Clause 11.1(b) of the Programme Agreement we hereby confirm that, with effect from the date hereof, you shall become a party to the Programme Agreement, vested with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as Dealer under the Programme Agreement.

Yours faithfully,

For:     PepsiCo, Inc.

By:

cc:       JPMorgan Chase Bank, N.A. (Agent)

           The Dealers

Part III

Form of Dealer Accession Letter - Note Issue

[Date]

To:    PepsiCo, Inc.

Dear Sirs,

PepsiCo, Inc. (the Issuer)

Euro Medium Term Note Programme

[Details of the issue] (the Notes)

We refer to the Amended and Restated Programme Agreement dated 21 July 2006 and made between the Issuer and the Dealers party thereto (which agreement, as amended from time to time, is herein referred to as the Programme Agreement).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(c)	a copy of the Programme Agreement; and

(d)	a copy of current versions of such of the documents referred to in Appendix A of the Programme Agreement as we have requested;

and have found them to our satisfaction or (in the case of the documents referred to in (b) above) have waived such production.

For the purposes of the Programme Agreement our notice details are as follows:

(insert name, address, telephone, facsimile, telex (+ answerback) and attention).

In consideration of the Issuer appointing us as a Dealer in respect of the issue of the Notes under the Programme Agreement we hereby undertake, for the benefit of the Issuer and each of the other Dealers that in relation to the issue of the Notes we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully

For:    [Name of New Dealer]

By:

cc:      JPMorgan Chase Bank, N.A. (Agent)

Part IV

Form of Confirmation Letter - Note Issue

[Date]

To:      [Name and address of New Dealer]

Dear Sirs,

PepsiCo, Inc.

Euro Medium Term Note Programme

[Details of issue] (the Notes)

We refer to the Amended and Restated Programme Agreement dated 21 July 2006 (such agreement, as amended from time to time, the Programme Agreement) and hereby acknowledge receipt of your Dealer Accession Letter to us dated [            ].

In accordance with Clause 11.1(b) of the Programme Agreement we hereby confirm that, with effect from the date hereof in respect of the issue of the Notes, you shall become a party to the Programme Agreement, vested with all the authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as Dealer under the Programme Agreement provided that following the issue of the temporary global note representing the Notes you shall have no further such authority, rights, powers, duties and obligations except such as may have accrued or been incurred prior to or in connection with the issue of the temporary global note.

Yours faithfully,

For:    PepsiCo, Inc.

By:

c.c.:    JPMorgan Chase Bank, N.A. (Agent)

APPENDIX D

LETTER REGARDING INCREASE IN THE AGGREGATE

NOMINAL AMOUNT OF THE PROGRAMME

[Date]

To:	The Dealers (as those expressions are defined in the Amended and Restated Programme Agreement dated 21 July 2006, as amended from time to time, (the Programme Agreement))

Dear Sirs,

PepsiCo, Inc.

Euro Medium Term Note Programme

We hereby notify you, pursuant to Clause 12 of the Programme Agreement, that the aggregate nominal amount of the above Programme shall be increased to U.S.$[     ] from [insert date] whereupon all references in the Programme Agreement and the Agency Agreement will be deemed amended accordingly. We understand that this increase is subject to the satisfaction of the conditions set out in Clause 12 of the Programme Agreement.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,

For:    PepsiCo, Inc.

By:

cc:      JPMorgan Chase Bank, N.A. (Agent)

APPENDIX E

DRAFT SUBSCRIPTION AGREEMENT

[DATE]

To:      [            ]

            (the Managers)

c/o       [            ]

            (the Lead Manager)

cc:       JPMorgan Chase Bank, N.A. (Agent)

Dear Sirs,

PepsiCo, Inc.

Euro Medium Term Note Programme (the Programme)

PepsiCo, Inc. (the Issuer) proposes to issue [DESCRIPTION OF ISSUE] (the Notes) pursuant to the Programme. The terms of the issue shall be as set out in the form of Final Terms attached to this Agreement as Annex A.

This Agreement is supplemental to the Amended and Restated Programme Agreement (the Programme Agreement) dated 21 July 2006 made between the Issuer and the Dealers party thereto, as amended from time to time. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

Conditions Precedent

1.        1This Agreement appoints each Manager which is not a party to the Programme Agreement (each a New Dealer) as a New Dealer in accordance with the provisions of Clause 11 of the Programme Agreement for the purposes of the issue of the Notes. [The]/[Each] New Dealer undertakes for the benefit of the Issuer and each of the other Dealers, that in relation to the issue of the Notes it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement. The Lead Manager confirms that it is in receipt of the documents referenced below:

(a)	a copy of the Programme Agreement; and

____________________________________________________________________________________________________________

1      Delete this paragraph for a Dealer-only Syndicate.

(b)	a copy of such of the documents referred to in Appendix A of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested;

and has confirmed with [each of] the New Dealer[s] that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (b)) has waived such production.

For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the Issuer appointing the New Dealer[s] as [a] Dealer[s] in respect of the Notes under the Programme Agreement, [each/the] New Dealer hereby undertakes, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. Notwithstanding anything contained in the Programme Agreement, [each of] the New Dealer[s] shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes [each of] the New Dealer[s] shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.        Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to purchase the Notes at a purchase price of [  ] per cent. of the principal amount of the Notes (the Purchase Price), being the issue price of [  ] per cent., less a selling concession of [  ] per cent. of such principal amount and a management and underwriting fee of [  ] per cent. of such principal amount.

3.        The settlement procedures set out in Part 2 of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(a)	the sum payable on the Issue Date shall be [ ] (representing the Purchase Price [, less the amount payable in respect of Managers’ expenses specified in Clause 4 of this Agreement]);

(b)	Issue Date means [ ] a.m. ([ ] time) on [ ] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

(c)

Payment Instruction Date means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

4.        The Issuer shall bear and pay (together with any applicable value added or similar tax) all costs and expenses incurred in or in connection with the printing of the Notes, this Agreement and the Final Terms prepared in connection with the issue of the Notes, the listing of the Notes on the London Stock Exchange and making initial delivery of the Notes. In addition, the Issuer agrees to pay to the Lead Manager [        ] in respect of reasonable legal, travelling, telex, facsimile, telephone, postage and advertising expenses incurred and to be incurred by the Managers in connection with the preparation and management of the issue and distribution of the Notes which sum may be deducted from the Purchase Price as provided in Clause [3] hereof.]

5.	The obligation of the Managers to purchase the Notes is conditional upon:

(a)

the conditions set out in Clause 3.2 (other than that set out in Clause 3.2(f) of the Programme Agreement being satisfied as of the Payment Instruction Date, and without prejudice to the aforesaid, the Prospectus dated [        ] [, as supplemented by [        ],] contain all material information relating to the assets and liabilities, financial position, profits and losses of the Issuer and nothing having happened or, having regard to the circumstances prevailing on the Payment Instruction Date being expected to happen which would, in the reasonable opinion of the Issuer require the Prospectus [, as so supplemented,] to be [further] supplemented or updated; and

(b)	the delivery to the Lead Manager on the Payment Instruction Date of:

(A)

legal opinions addressed to the Managers dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from (i) any of the General Counsel, Associate General Counsel, Assistant General Counsel or Corporate Division Counsel of the Issuer as to U.S. federal law including as to United States tax law, (ii) Davis Polk & Wardwell, as to New York law and U.S. federal law, (iii) Womble Carlyle Sandridge & Rice, PLLC, as to North Carolina law and (iv) Freshfields as to English law;

(B)	a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer giving confirmations to the effect stated in paragraph (i) of this Clause;

(C)	comfort letters dated the date hereof and the Payment Instruction Date from the independent auditors of the Issuer in such form and with such content as the Managers may reasonably request; and

(D)	such other conditions precedent as the Lead Manager may reasonably require.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for the liability of the

Issuer in relation to expenses as provided in Clause [4] and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions or any part of them.

6.        The Lead Manager, on behalf of the Managers, may, by notice to the Issuer, terminate this Agreement if at any time prior to payment of the net purchase money to the Issuer there has been (i) any suspension or material limitation of trading in securities generally on the NYSE or the London Stock Exchange, (ii) a declaration of a general moratorium on commercial banking activities in New York by either Federal or New York State authorities or in the principal financial centre of the Specified Currency or Currencies applicable to the Notes by the relevant regulatory authorities, or (iii) any outbreak or material escalation of hostilities or other national or international calamity or crisis (the events described in the foregoing clauses (i) to (iii) the Market Events), the effect of any of which Market Events shall have made it impracticable, in the professional judgment of the Lead Manager, to offer or sell the Notes, such judgment to be based on relevant market conditions, including, without limitation, the impact of such Market Event on debt securities having substantially similar characteristics as the Notes and, upon such notice being given, the parties to this Agreement shall (except for the liability of the Issuer in relation to expenses as provided in Clause [4] of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

7.        Clauses 18 and 19 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

8.        This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:    PepsiCo, Inc.

By:

We agree to the foregoing.

For:    [NAMES OF MANAGERS]

By:

Annex A To The Subscription Agreement

[Form of Final Terms]

APPENDIX F

FORM OF EFFECTUATION AUTHORISATION

PepsiCo, Inc.

[address]

[Place of Execution], [Date]

To:	[Name of Common Safekeeper]
[Address of Common Safekeeper]

Dear Sirs,

PepsiCo, Inc.

$2,500,000,000 Euro Medium Term Note Programme

With respect to each global note representing securities issued under the above-captioned programme received from time to time by [Name of Common Safekeeper] (the CSK) from ourselves or any agent acting on our behalf (each a Global Note), we hereby authorise and instruct the CSK to:

(i)

act as our agent with respect to the effectuation of each Global Note and, as such, sign each Global Note as the final act making such note a valid security in accordance with the terms of such Global Note; and

(ii)

destroy each Global Note in accordance with the normal procedure of the CSK upon maturity and final redemption (or, in the case of each temporary global note, full exchange for the relative permanent global note) of such Global Note.

We expressly authorise the CSK to sub-delegate the effectuation authorisation set out in paragraph 1 above to any other party acting for such CSK.

Very truly yours,

On behalf of PepsiCo, Inc.

By:	[Signature of Authorised Officer of Issuer or Agent with Authorisation of Issuer]

[Print Name]

[Street Address]

[City]

[Country]

[Postal Code]

[Phone Number]

[E-mail Address]2

____________________________________________________________________________________________________________

2      This address and contact information is required to be included by the ICSDs.

APPENDIX G

FORM OF ISSUER – ICSD AGREEMENT

AGREEMENT ENTERED INTO THIS                             , OF 200[•], AMONG:

PepsiCo, Inc. [incorporation and registered office details] (the Issuer); and

Euroclear Bank SA/NV of 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and Clearstream Banking SA of 42 Avenue J.F. Kennedy, L-1855 Luxembourg (each a Relevant Clearing System).

Subject:	Acceptance of: $2,500,000,000 Euro Medium Term Note Programme [Programme Number]

This agreement sets forth the understanding of the parties with respect to securities to be issued in New Global Note form under the above-captioned programme (the Securities) that the Issuer may request be made eligible for settlement with Euroclear Bank SA/NV and Clearstream Banking SA (the ICSDs).

In order to allow the ICSDs to accept the Securities as eligible for settlement with the ICSDs and to properly service the Securities, the Issuer hereby represents and warrants to the ICSDs that in all matters relating to the Securities it will, and it will require any agent appointed by it to, comply with the requirements for the Securities set out herein. For the purposes of this agreement, New Global Note means a global note which refers to the books and records of the ICSDs to determine the total remaining indebtedness of the issuer as determined from time to time.

1.	The ICSDs hereby agree that:

(a)

each of them will maintain their respective portion of the issue outstanding amount (the IOA) through their records and will undertake daily reconciliation of such amounts with each other, and shall ensure on a daily basis that the aggregate total of their respective records match the IOA;

(b)

each of them will promptly update their records to reflect the discharge of the Issuer’s obligations with respect to the Securities upon the receipt of (i) a redemption payment as required pursuant to the terms of the Securities; and (ii) an instruction from the Issuer or its agent for a mark-up (i.e. increase) or mark-down (i.e. decrease) of the IOA of the Securities; in doing so, each ICSD will consult with the other to ensure that the aggregate of the amounts so updated by them is equal to the total mark-up or mark-down notified to them;

(c)	each of them will, or will require any agent appointed by it to, provide the necessary information to the Issuer’s agents to enable the Issuer’s agents to comply with 2(c) below; and

(d)

each of them confirms that upon the Issuer’s request, it will produce for the Issuer’s use a statement showing the sum of the total nominal amount of its customer holdings for the Securities as of a specified date.

For the purposes of clarification, the ICSDs confirm that the records of the Relevant Clearing System referred to in the New Global Note representing the Securities are the records that each ICSD holds for its customers which reflect the amount of each such customer’s interest in the Securities.

2.	The Issuer must procure that, in relation to any Securities represented by a New Global Note:

(a)

its agents will inform the ICSDs (through the common service provider appointed by the ICSDs to service the Securities (the CSP)) of the initial IOA for such Securities on or prior to the applicable closing date;

(b)

if any event occurs that requires a mark-up or mark-down of the records which an ICSD holds for its customers to reflect such customers’ interest in such Securities, one of its agents will promptly provide details of the amount of such mark-up or mark-down, together with a description of the event that requires it, to the ICSDs (through the CSP) to ensure that the IOA of such Securities remains at all times accurate;

(c)

its agents will at least monthly reconcile their records of the IOA of such Securities with information received from the ICSDs (through the CSP) with respect to the IOA maintained by the ICSDs for such Securities and will promptly inform the ICSDs (through the CSP) of any discrepancies;

(d)	its agents will promptly assist the ICSDs (through the CSP) in resolving any discrepancy identified in the IOA of such Securities;

(e)

its agents will promptly provide to the ICSDs (through the CSP) details of all amounts paid under the Securities (or, where the Securities provide for delivery of assets other than cash, of the assets so delivered);

(f)	its agents will promptly provide to the ICSDs (through the CSP) any changes to the Securities that will affect the amount of, or date for, any payment due under such Securities;

(g)	its agents will promptly provide to the ICSDs (through the CSP) copies of all information that is given to the holders of the Securities;

(h)	its agents will promptly pass on to it all communications they receive from the ICSDs directly or through the CSP relating to the Securities; and

(i)	its agents will promptly notify the ICSDs (through the CSP) or any failure by the Issuer to make any payment or delivery due under the Securities when due.

The Issuer’s obligations under this Agreement will be discharged if it includes provisions substantially to the effect set out in the paragraph above in any agreement it has with its agents. The Issuer agrees that the ICSDs may rely on communication from its agents as if such communication was received directly from-the Issuer.

3.	This Agreement is governed by the law of the jurisdiction marked on Schedule 1.

On behalf of PepsiCo, Inc.:

By:	[Signature of Authorised Officer of Issuer or agent with Authorisation of Issuer]

[Name of Authorised Signatory]

On behalf of Euroclear Bank [SA/NV]	On behalf of Clearstream Banking, [société anonyme]

By:	By:

[Name of Authorised Officer]	[Name of Authorised Officer]

Schedule 1

Please tick one jurisdiction or delete the inapplicable jurisdictions

Austria

Belgium

Canada

Cyprus

Czech Republic

Denmark

England & Wales

Estonia

Finland

France

Germany

Greece

Hungary

Iceland

Ireland

Italy

Japan

Latvia

Liechtenstein

Lithuania

Luxembourg

Malta

Netherlands

New	York or [Other State of the United States]

Norway

Poland

Portugal

Scotland

Slovakia

Slovenia

Spain

Switzerland

Sweden

APPENDIX H

IN-HOUSE COUNSEL FORM OF OPINION

1.        The Issuer has authorized the execution, delivery and performance of each of the Programme Agreement, the Agency Agreement, and the Deed of Covenant (together, the “Principal Agreements”) and the Notes by all necessary corporate action and the Principal Agreements and the Notes have been duly executed and delivered.

2.        The execution and delivery of and performance by the Issuer of its obligations under the Principal Agreements and the Notes will not contravene any provision of the Restated Charter or By-Laws of the Issuer, or of any agreement or other instrument binding upon the Issuer or any of its subsidiaries that is material to the Issuer and its subsidiaries taken as a whole, or, to my knowledge, of any judgment, order, or decree of any governmental body, agency, or court having jurisdiction over the Issuer or any of its subsidiaries, in each of the foregoing cases except as would be reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole.

3.        To my knowledge, there is no legal or governmental proceeding pending or threatened to which the Issuer or any of its significant subsidiaries is a party, or by which any of the properties of the Issuer or its significant subsidiaries is bound, which would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole.

APPENDIX I

IN-HOUSE COUNSEL FORM OF TAX OPINION

I am of the opinion that the statements in “United States Taxation of “United States Alien” Holders” are, at the date of issue of the Prospectus (as defined in the Schedule hereto), correct in all material respects.

APPENDIX J

FRESHFIELDS BRUCKHAUS DERINGER FORM OF OPINION

(1)      The obligations of the Issuer under the Documents constitute, and the obligations of the Issuer under the Global Notes, the Definitive Notes and the Coupons (once such Global Notes or Definitive Notes (with Coupons attached thereto) have been duly completed, executed and delivered by the Issuer and authenticated as therein provided) will constitute, legal, valid and binding obligations of the Issuer;

(2)      No consents, licences, approvals or authorisations of, or registrations or filings with, any governmental or other authority or agency in the United Kingdom are required by law by the Issuer in relation to the initial issue of the Securities or any of the acts or transactions contemplated by the Programme Agreement in relation to the Notes except that:

  (a)      the Prospectus must be approved by the Financial Services Authority under Part VI of the FSMA for Notes to be issued under the Programme (which we understand has been obtained), the approved Prospectus must be filed with the Financial Services Authority and any Final Terms must be filed with the Financial Services Authority pursuant to the Prospectus Rules in respect of each issue of Notes to be admitted to official listing on the London Stock Exchange;

  (b)      there must be submitted to the Financial Services Authority and to the London Stock Exchange all other documents required to be submitted to either entity;

  (c)      any person in the United Kingdom (including any United Kingdom based paying agent) who pays interest to, or receives interest for the benefit of, an individual may be required by HM Revenue & Customs to provide certain information (which may include the name and address of the beneficial owner of the interest) to HM Revenue & Customs;

  (d)      any person in the United Kingdom (including any United Kingdom based paying agent) who pays amounts payable on redemption of Securities which are deeply discounted securities for the purposes of the Income Tax (Trading and Other Income) Act 2005 to, or receives such amounts for the benefit of, an individual may be required by HM Revenue & Customs to provide certain information (which may include the name and address of the beneficial owner of the amount payable on redemption) to HM Revenue & Customs although HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to require this information where such amounts are paid on or before 5 April, 2006;

  (e)      under the listing rules of the Financial Services Authority:

(A)      a supplementary prospectus will be required in respect of any issue of Securities to be admitted to official listing on the London Stock Exchange which causes the aggregate principal amount of Securities issued to exceed the amount of the Programme; and

(B)      a new prospectus will be required in respect of any issue of Securities which takes place more than 12 months after the date of the publication of the Prospectus and, pursuant to section 87G of the FSMA, a supplementary prospectus may be required in certain circumstances as provided in that section;

  (f)      a consent, licence, approval, authorisation, registration or filing may be required by any authorised person under any rules or regulations under the FSMA which are applicable to it;

  (g)      under the Reporting of Savings Income Information Regulations 2003, as amended (the 2003 Regulations), a paying agent (as defined in the 2003 Regulations) established in the United Kingdom who makes a payment of savings income to an individual or a residual entity (as defined in the 2003 Regulations) established in another EU member state or one of certain other non EU countries and territories will be required to obtain, verify, record and then provide to HM Revenue & Customs certain information about the payee and the payment,

(3)      Payments of principal and interest in respect of any of the Notes made in the United Kingdom are not subject to withholding taxes or duties in the United Kingdom;

(4)      No ad valorem stamp duty, stamp duty reserve tax or issue, documentary, registration or other similar tax imposed by any government department or other taxing authority of or in the United Kingdom is payable in connection with the initial issue or delivery of the Programme Documents;

(5)      the choice of English law to govern the Issue Documents will be recognised and upheld by the English courts.

APPENDIX K

WOMBLE CARLYLE SANDRIDGE & RICE FORM OF OPINION

1.        PepsiCo is a corporation in existence under the laws of the State of North Carolina.

2.        PepsiCo has the corporate power to execute, deliver and perform its obligations under the Principal Agreements and the Notes (when issued) and to own its properties and conduct its business as described in the Prospectus (as defined in Schedule I hereto).

3.        PepsiCo has authorized the execution, delivery and performance of the Principal Agreements and the Notes (when issued) by all necessary corporate action.

4.        Each of the Principal Agreements has been duly executed by PepsiCo.

5.        Assuming the validity of such action under English law, under the laws of the State of North Carolina, the appointment by PepsiCo in the Principal Agreements and the Notes (when issued) of its agent for the service of process in England is a valid appointment and no further act is required to render such appointment effective and such agent is bound to act in accordance with such appointment.

6.        To our knowledge, the execution and delivery by PepsiCo of the Principal Agreements and the consummation of the transactions provided for thereby will not violate any applicable law, statute, rule or regulation of the State of North Carolina that is binding on PepsiCo or any of its assets.

APPENDIX L

DAVIS POLK & WARDWELL FORM OF OPINION

1.        The choice of English law as the proper law to govern the Programme Agreement, the Agency Agreement, and the Deed of Covenant (together, the “Principal Agreements”) and the Notes should be upheld as a valid choice of law by the state courts of the State of New York and the U.S. federal courts sitting in the State of New York and applied by such courts in proceedings relating to the obligations of the parties under such Agreements, unless the application of English law would contravene the public policy of the State of New York or U.S. federal law. We are not aware of any public policy of the State of New York or of U.S. federal law that would be impugned by the enforcement of the express provisions of the Principal Agreements. For the purposes of this paragraph, we have assumed that consent to the choice of law provision in such Agreements was not obtained from any party to such Agreements by improper means or mistake, that the legal questions at issue in any suit or proceeding with regard to such Agreements would be governed by principles that had been considered and decided under English law before initiation of such suit or proceeding, and would thus not be questions of first impression for a English court, and that a English court would itself enforce the choice of law provision contained in such Agreements.

2.        Except as stated below, a money judgment obtained in England and enforcing the provisions of the Principal Agreements and the Notes will be enforced by courts of the State of New York and by U.S. federal courts sitting in the State of New York if the judgment rendered by the English court is final, conclusive and enforceable in England. To be conclusive, a judgment must be rendered under a system that provides impartial tribunals and procedures that observe the requirements of due process of law, and by tribunals that have jurisdiction over the parties and subject matter of the litigation in which judgment was rendered. The courts of the State of New York or a U.S. federal court sitting in the State of New York may refuse to recognize even a final, conclusive and enforceable judgment rendered by an English court on any of the following further discretionary grounds: (1) the defendant did not receive notice of the proceedings in sufficient time to enable the defendant to defend, (2) the judgment was obtained by fraud, (3) the cause of action underlying the judgment is repugnant to public policy in the State of New York or under U.S. federal law, (4) the judgment conflicts with another final and conclusive judgment, (5) the English proceedings were in contravention of an agreement between the parties to settle the dispute otherwise, and (6) jurisdiction was based only on personal service and the English court was a seriously inconvenient forum.

3.        Assuming the validity of such action under English law, under the laws of the State of New York relating to the submission of personal jurisdiction, the appointment by the Issuer in the Principal Agreements and the Notes of its agent for the service of process in England is a valid appointment and no further act is required to render such appointment effective and such agent is bound to act in accordance with such appointment.

4.        No authorizations, approval or other action by, and no notice to, consent of, order of or filing with, any U.S. federal or New York governmental authority or regulatory body is required for sale of the Notes or the consummation by the Issuer of the transactions contemplated by the Principal Agreements.

5.        The execution, delivery and performance by the Issuer of the Principal Agreements and the Notes and the consummation of the transactions contemplated in such Agreements and the compliance by the Issuer with obligations under such Agreements will not conflict with, or constitute a breach of any law, statute, rule or regulation of the State of New York or the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Programme Agreement.

SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PEPSICO, INC.

Telephone:	914-253-2000
Telefax:	914-253-3303
Attention:	Vice President and Assistant Treasurer

By:	J. DARRELL THOMAS

/s/ J. Darrell Thomas

Attention:	Senior Vice President and Treasurer

By:	LIONEL L. NOWELL III

/s/ Lionel L. Nowell III

The Dealers:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

Telephone:	+34 91 374 3840 / +1 212 728 2303
Telefax:	+34 91 537 0657 / +1 212 258 2216
Attention:	Julian Simón / Bettina Buss

BANC OF AMERICA SECURITIES LIMITED

Telephone:	+44 20 7174 1144
Telefax:	+44 20 7174 6414
Attention:	EMTN Desk

CITIGROUP GLOBAL MARKETS LIMITED

Telephone:	+44 20 7986 9050
Telefax:	+44 20 7986 1929
Attention:	MTN Desk

HSBC BANK PLC

Telephone:	+44 20 7991 8888
Telefax:	+44 20 7992 4973
Attention:	Transaction Development

J.P. MORGAN SECURITIES LTD.

Telephone:	+44 20 7777 3469
Telefax:	+44 20 7777 9153
Attention:	Euro Medium Term Note Desk

MERRILL LYNCH INTERNATIONAL

Telephone:	+44 20 7995 3395
Telefax:	+44 20 7995 2968
Attention:	EMTN Trading & Distribution Desk

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

Telephone:	+44 20 7677 7799
Telefax:	+44 20 7677 7999
Attention:	Head of Transaction Management Group, Global Capital Markets

UBS LIMITED

Telephone:	+44 20 7567 2479
Telefax:	+44 20 7568 3349
Attention:	MTNs and Private Placements

Each by its duly authorised signatory:

/s/ Anne Siew
Anne Siew
Vice President